Exhibit 10.1

INVESTMENT TECHNOLOGY GROUP, INC.

STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (the “Agreement”) is entered into as of October 4, 2006, between INVESTMENT TECHNOLOGY GROUP, INC., a Delaware corporation (the “Company”) and Robert C. Gasser, an employee of the Company (“Employee”).

WHEREAS, the parties have entered into an Employment Agreement (the “Employment Agreement”) and Employee has this date commenced employment with the Company.

WHEREAS, pursuant to the Employment Agreement, the Employee is entitled to receive a non-qualified stock option to purchase shares of the Company’s common stock (the “Common Stock”).

WHEREAS, the Company desires to grant the Employee this option under the Investment Technology Group, Inc. 1994 Stock Option and Long-term Incentive Plan, as Amended and Restated (the “Plan”), in order to satisfy its obligation under the Employment Agreement.

WHEREAS, the Employee agrees that this option grant satisfies the Company’s obligation under the Employment Agreement.

NOW THEREFORE, the parties agree as follows:

1.1.          The Company has granted to the Employee a nonqualified stock option (the “Option”) to purchase 69,856 shares of Common Stock, for a price per share equal to $44.22 per share (the “Option Price”).  The date of grant of the Option is October 4, 2006 (“Grant Date”).  This Option is intended to be a nonqualified stock option and shall not be treated as an incentive stock option under the provisions of the Internal Revenue Code of 1986, as amended.

1.2.          The Option is granted under Section 6.1 of the Plan.  All of the terms and conditions of the Plan are hereby incorporated by reference in this Agreement as though fully set forth herein.  Terms defined in the Plan but not in this Agreement shall have the meanings set forth in the Plan.  To the extent of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall govern.  Employee acknowledges receipt of a copy of the Plan, accepts the Option subject to the terms and conditions set forth in the Plan and this Agreement, and consents to and agrees to comply with such terms and conditions.

1.3.          This Option is granted for no consideration other than the services of Employee and Employee’s agreements set forth herein.

1.4.          The grant of the Option is exempt from the provisions of Section 16(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) pursuant to the provisions of Rule l6b-3, all of the requirements of which have been satisfied.

2.1.          The Option shall become exercisable on the following dates, if the Employee is employed by, or providing service to the Company (including all subsidiaries) on the applicable date:

Date	Shares for Which the Option is Exercisable
First Anniversary of Date of Grant	33 1/3%
Second Anniversary of Date of Grant	33 1/3%
Third Anniversary of Date of Grant	33 1/3%

The exercisability of the Option is cumulative, but shall not exceed 100% of the shares subject to the Option.  If the foregoing schedule would produce fractional shares, the number of shares for which the Option becomes exercisable shall be rounded down to the nearest whole share.

2.2.          In the event of termination of Employee’s employment with the Company (including all subsidiaries) by reason of death or Permanent Disability (as defined in the Employment Agreement), the Option shall become vested and exercisable in full at the time of such termination and shall remain exercisable until the earlier of the one-year period following the termination of employment or the expiration of the Option term.

2.3           In the event of termination of Employee’s employment with the Company (including all subsidiaries) for Good Reason (as defined in the Employment Agreement) or not for Cause (as defined in the Employment Agreement) prior to a Change in Control (as defined in the Employment Agreement) and Employee executes (and does not revoke) a Release (as defined in the Employment Agreement), (a) the vested portion of the Option as of the termination date shall remain exercisable until the earlier of the first anniversary of the termination date or the expiration of the option term and (b) the unvested portion of the Option as of the termination date shall continue to vest as if Employee had remained employed by the Company through the first anniversary of the termination date and any portion of the Option that vests during the one-year period following the termination date shall remain exercisable until the earlier of the one-year period following the applicable vesting date or the expiration of the Option term.

2.4           In the event of a Change in Control at a time when the Employee is an employee of the Company (including all subsidiaries), the Option will be exercisable until 5:00 p.m., Eastern time, on the fifth anniversary of the Grant Date, without regard to whether the

Employee’s employment with the Company or any of its subsidiaries continues after such Change in Control.

2.5           In the event of termination of Employee’s employment with the Company (including all subsidiaries) for any reason other than those outlined in Sections 2.2 or 2.3, the vested portion of the Option as of the termination date shall remain exercisable until the earlier of 60 days after the date of such termination or the expiration of the Option term and any unvested portion of the Option as of the termination date shall be forfeited.

2.6.          The Option shall have a term of five years from the Grant Date and shall terminate at the expiration of that period, unless it is terminated at an earlier date pursuant to the provisions of this Agreement or the Plan.  Notwithstanding anything in this Agreement to the contrary, in no event may the Option be exercised after the date that is immediately before the fifth anniversary of the Grant Date.

3.1.          To the extent the Option is exercisable under the provisions of Section 2 hereof, the Option may be exercised by giving written notice of exercise of the Option to the Secretary of the Company, and it shall be deemed to have been received either when delivered personally to the office of the Secretary or at 11:58 p.m. on the date of any U.S. Postal Service postmark on the notice, whichever is earlier (the “Exercise Date”).  Such notice shall be irrevocable and must be accompanied by the payment of the purchase price as provided in Section 4 below.  Upon the exercise of the Option, the Company will transfer or will cause to be issued a certificate or certificates for the Common Stock being purchased as promptly as practicable.

4.1.          The purchase price of Common Stock purchased by the Employee upon exercise of the Option (the “Option Shares”) shall be paid in full to the Company at the time of such exercise in cash (including by check) or by the surrender of Common Stock of the Company or a combination thereof, in accordance with Section 9.3 of the Plan, provided that Common Stock held for less than six months may be surrendered only with the approval of the Committee.

5.1.          In the event of circumstances described in Section 5.5. of the Plan, the number and kind of shares purchasable upon exercise of the Option, and other terms of the Option, shall be appropriately adjusted by the Committee in accordance with Section 5.5 of the Plan, in order to prevent dilution or enlargement of the rights of the Employee.

6.1.          The Employee represents and warrants that the Employee is acquiring the Option for his/her own account and not with a view to distribution of this Option or the Option Shares.  As a condition to the exercise of the Option, and in the event that the Option Shares have not yet been registered under the Securities Act of 1933, as amended (the “Act”) at the time they are issued, the Company may require the Employee to make any representation and/or warranty to the Company as may, in the judgment of counsel to the Company, be required under any applicable law or regulation, including but not limited to a representation and warranty that the Option Shares are being acquired only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required under the Act or any other applicable law, regulation or rule of any governmental agency.

7.1.          Neither the Employee nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey the Option or any amounts payable pursuant to the provisions of this Agreement, which Option and amounts are, and all rights under this Agreement are, expressly declared to be unassignable and nontransferable, other than by will or under the laws of descent and distribution.  No part of the Option or such amounts payable shall be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by the Employee or any other person, nor be transferable by operation of law in the event of the Employee’s or any other person’s bankruptcy or insolvency.

8.1.          Neither the Employee nor any other person shall acquire by reason of the Option or the Option Shares any right in or title to any assets, funds or property of the Company whatsoever including, without limiting the generality of the foregoing, any specific funds or assets which the Company, in its sole discretion, may set aside in anticipation of a liability.  No trust shall be created in connection with or by the granting of the Option or the purchase of any Option Shares, and any benefits which become payable hereunder shall be paid from the general assets of the Company.  The Employee shall have only a contractual right to the amounts, if any, payable pursuant to this Agreement, unsecured by any asset of the Company or any of its affiliates.

9.1.          Nothing herein will limit the Company’s right to issue Common Stock, or options or other rights to purchase Common Stock, to its employees, subject to vesting, expiration and other terms and conditions deemed appropriate by the Company and its affiliates.

10.1.        The Employee authorizes the Company to withhold, in accordance with any applicable law, from any compensation payable to him/her any taxes required to be withheld by federal, state or local law upon the issuance of Option Shares or the payment of money pursuant to the exercise of the Option.  The Employee may elect to have the Company withhold Option Shares to pay any applicable withholding taxes resulting from the exercise of the Option, in accordance with any rules or regulations of the Committee then in effect.

11.1.        Shares issued pursuant to exercise of the Options shall be shares of Common Stock, the issuance of which is registered under the Act.

12.1.        The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors, transferees and assignees of the Employee and the Company.

13.1.        In any action at law or in equity to enforce any of the provisions or rights under this Agreement, including any arbitration proceedings to enforce such provisions or rights, the unsuccessful party to such litigation or arbitration, as determined by the court in a final judgment or decree, or by the panel of arbitrators in its award, shall pay the successful party or parties all costs, expenses and reasonable attorneys’ fees incurred by the successful party or parties (including without limitation costs, expenses and fees on any appeals), and if the successful party recovers judgment in any such action or proceeding such costs, expenses and attorneys’ fees shall be included as part of the judgment.

14.1.        The Employee agrees to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities laws.

15.1.        For convenience, this Agreement may be executed in any number of identical counterparts, each of which shall be deemed a complete original in itself and may be introduced in evidence or used for any other purposes without the production of any other counterparts.

16.1.        This Agreement shall be construed and enforced in accordance with Section 10 of the Plan.

17.1.        This Agreement, together with the Plan, sets forth the entire agreement between the parties with reference to the subject matter hereof, and there are no agreements, understandings, warranties, or representations, written, express, or implied, between them with respect to the Option other than as set forth herein or therein, all prior agreements, promises, representations and understandings relative thereto being herein merged.

18.1.        Nothing expressed or implied herein is intended or shall be construed to confer upon or give to any person, other than the parties hereto, any right, remedy or claim under or by reason of this Agreement or of any term, covenant or condition hereof.

19.1.        This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance.  Any such written instrument must be approved by the Committee to be effective as against the Company.  The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.  No waiver by any party of the breach of any term or provision contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

20.1.        Any notice to be given hereunder shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, and, if to the Company, addressed to it at 380 Madison Avenue, New York, New York 10017, Attn: General Counsel, and, if to the Employee, addressed to him/her at the address set forth in his/her offer letter, or to such other address of such party as that party may designate by written notice to the other.

21.1.        Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

22.1         Neither this Agreement nor any action taken hereunder shall be construed as giving Employee the right to be retained in the employ of the Company (or any of its subsidiaries) nor shall it interfere in any way with the right of the Company (or any of its subsidiaries) to terminate Employee’s employment at any time.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Option Agreement as of the date first above written.

INVESTMENT TECHNOLOGY GROUP, INC.

By:	/s/ Raymond L. Killian, Jr.
Name:	Raymond L. Killian, Jr.
Title:	Chairman

EMPLOYEE

/s/ Robert C. Gasser
Robert C. Gasser